Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Target Corporation of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Target Corporation, Target Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Target Corporation, included in this Annual Report (Form 10-K) for the year ended February 3, 2007.

Registration Statement Form S-3 Nos. 333-139870, 333-65347 and 333-82500; Form S-8 Nos. 33-64013 pertaining to the Dayton Hudson Corporation Director Stock Plan of 1995; 333-30311 pertaining to the Dayton Hudson Corporation Executive Deferred Compensation Plan, the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan, and the Dayton Hudson Corporation Director Deferred Compensation Plan; 333-27435 pertaining to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan; 333-86373 pertaining to the Dayton Hudson Corporation Long-Term Incentive Plan of 1999; 333-112260 and 333-75782 pertaining to the Dayton Hudson Corporation Highly Compensated Capital Accumulated Plan; 333-116096 pertaining to the Target Corporation Long-Term Incentive Plan; 333-131082 pertaining to the Target Corporation Director Deferred Compensation Plan, Target Corporation Executive Deferred Compensation Plan, and the Target Corporation SMG Executive Deferred Compensation Plan; 333-103920, 333-131083 and 33-66050 pertaining to the Target Corporation 401(k) Plan.

Minneapolis, Minnesota

March 14, 2007